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                                  UNITED STATES
                             SECURITIES AND EXCHANGE     -----------------------
                                   COMMISSION                 OMB APPROVAL
                             Washington, D.C. 20549      -----------------------
                                                         OMB Number: 3235-
                                   FORM 12b-25           0058
                                                         Expires: March 31, 2006
                           NOTIFICATION OF LATE FILING   Estimated average
                                                         burden
                                  (CHECK ONE):           hours per response....
                                                         2.50
                                                         -----------------------

                   |X| Form 10-K |_| Form 20-F |_| Form 11-K
            |_| Form 10-Q |_| Form 10-D |_| Form N-SAR |_| Form N-CSR

                       For Period Ended: December 31, 2005

                       |_| Transition Report on Form 10-K
                       |_| Transition Report on Form 20-F
                       |_| Transition Report on Form 11-K
                       |_| Transition Report on Form 10-Q
                       |_| Transition Report on Form N-SAR

                        For the Transition Period Ended:

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                        PART I -- REGISTRANT INFORMATION

                     GRIDLINE COMMUNICATIONS HOLDINGS, INC.
                     --------------------------------------
                             Full Name of Registrant

                          NORTH SHORE CAPITAL IV, INC.
                          ----------------------------
                            Former Name if Applicable

                             14090 SW FWY, SUITE 300
                             -----------------------
            Address of Principal Executive Office (STREET AND NUMBER)

                             SUGARLAND, TEXAS 77478
                             ----------------------
                            City, State and Zip Code

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                       PART II -- RULES 12B-25(b) AND (c)


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

     (b) The subject annual report, semi-annual report, transition report on |X| Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

               THE COMPANY REPLACED ITS OUTSIDE AUDITOR IN Q3, 2005. THE COMPANY'S NEW AUDITORS HAVE BEEN UNABLE TO SECURE THE PREVIOUS AUDITOR'S RECORDS AND/OR CERTIFICATION OF THE PREVIOUS EOY 2004 FILING. THIS MATTER HAS REQUIRED ADDITIONAL TIME FOR COMPLETION OF THE COMPANY'S EOY 2005 AUDIT.

                          PART IV -- OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

             BLAIZE N. KADURU               281               340-8518
             ----------------               ---               --------
                  (Name)                (Area Code)      (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

          |X| Yes |_| No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

          |_| Yes |X| No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                     GRIDLINE COMMUNICATIONS HOLDINGS, INC.
                     --------------------------------------
                  (Name of Registrant as Specified in Charter)


         has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: 31 March, 2006                           By: /s/
                                                   -----------------------------
                                                   Blaize N. Kaduru
                                               Title: CEO